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                                                                    EXHIBIT 10.1

                               E X H I B I T I O N
                                A G R E E M E N T


                  THIS EXHIBITION AGREEMENT, entered into this 24th day of April, 1998 by and between RMS Titanic, Inc., a corporation organized under the laws of the State of Florida and having its principal place of business at 17 Battery Place, New York, New York 10004 ("RMST") and Resource Plus and Event Management International ("EMI"), a corporation organized under the laws of the Commonwealth of Massachusetts and having its principal place of business at 164 Northern Avenue, Boston, MA 02210 ("EMI").

                  WHEREAS, RMST and EMI wish to work in association with one another to present an exhibition in the city of Boston, Massachusetts of artifacts recovered by RMST from the wreck site of the Titanic (the "Exhibition"), together with supporting material, subject to the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties hereto agree as follows:

                  1. DEFINITIONS.

                  Except as otherwise indicated elsewhere in this Agreement, the following words and expressions shall have the following meanings:

                  1.1 "Artifacts" shall mean approximately 300 of the objects in the ownership of RMST recovered from the wreck site of the Titanic in RMST's 1987, 1993 and 1994 recovery expeditions, as are presently included in the exhibition of Titanic artifacts presented at the Florida International Museum in St. Petersburg, Florida ("FIM") and as are reflected on Schedules A and B annexed hereto (the "Collection"), together with objects, if any, that RMST, in its sole and discretion, agrees to make available from its 1996 research and recovery expedition or its planned August 1998 research and recovery expedition, which is expected to conclude during the last week of August 1998; provided, however, RMST reserves the right to modify the composition of the Collection based upon the state of conservation of particular artifacts and to substitute similar objects in place of those that may be withdrawn from the Collection; and, provided further, in the event that RMST recovers a section of the hull of the Titanic during its planned 1998 research and recovery expedition, with respect to which recovery efforts were unsuccessful during its 1996 expedition (the "Big Piece"), RMST agrees, subject to needs to conserve the Big Piece, to use its best efforts for make the Big Piece available for inclusion in the Exhibition.

                  1.2 "Exhibition Term" shall mean the period commencing June 27, 1998 and expiring on or about November 15, 1998.

                  1.3 "Exhibitry" shall include, display cases, mountings, props, theatrical pieces, didactic and other panels, artwork, models, lighting instruments and equipment, floor covering, transportable walls and wall covering, electronic, audiovisual and computer equipment
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and software programs, and any and all other display items or elements contained in the Exhibition that can be removed from the Venue for re-installation in any succeeding exhibition venue, together with all drawings, plans, specifications and other documentation relating thereto; provided, however, to the extent that EMI may make lighting or other equipment or fixtures available for utilization in the Exhibition, such equipment and/or fixtures shall not be included in Exhibitry and shall be owned exclusively by EMI, without any claim thereto by RMST.

                  1.4 "Profits" shall mean the excess of Revenues over the lesser of: (a) the costs of Operations, as defined by the Budget referenced in
Section 1.5 hereof; or (b) the actual costs of Operations. For purposes of the foregoing, Costs of Operations shall consist of all expenses set forth in the Budget, except for the "Production Budget" identified in the Budget in Item F-4.

                  1.5 "Project Expenses" shall include, all costs and expenses of every kind and description incurred in establishing and presenting the Exhibition, including, without limitation, design and fabrication of the Exhibition, operating the Exhibition and marketing the Exhibition, all as set forth in a Budget dated April 13, 1998; provided, however, the Budget shall be subject to revision as may be mutually agreed upon to address upward or downward adjustments for circumstances that could not be reasonably foreseen, including, but not limited to an increase in the demands of operations increase as a result of extended hours of operation and/or higher attendance that projected in the Budget.

                  1.6 "Revenue" shall mean and include the aggregate of:

                           1.6.1 "Ancillary Revenues," which shall include all revenues derived from television broadcast, film and music rights that may be granted pursuant to and in accordance with the terms of this Agreement, and, except as set forth in Sections 1.6.2 through 1.6.4 hereof, other revenues related to the Exhibition.

                           1.6.2 "Merchandising Revenue," which shall include all revenues derived from the sale of merchandise pursuant to Section 7.1 hereof and from the sale of food and beverages at the Exhibition, minus cost of goods (if applicable), sales tax, credit card fees and check verification fees.

                           1.6.3 "Sponsorship Revenue," which shall include all revenues derived from the granting of sponsorship or promotion rights to third parties for the Exhibition, less commissions paid to third-parties or bonused/incentivized employees of EMI and RMST (subject to approval by the parties in advance, which approval shall not be unreasonably withheld) in connection with the generation of the Sponsorship Revenue.





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                           1.6.4    "Ticket Revenue," which shall include all
                                    sums generated by ticket sales at the
                                    Exhibition and through authorized ticket sale outlets, minus sales tax, credit card fees, and check verification fees, potential outside ticketing services and couponing programs, plus the Service Charge, as defined by Section 9.2 hereof.

                  1.7 "Supporting Material" shall mean material relating specifically to the recovery of the Artifacts and other objects recovered by RMST from the wreck site of the Titanic, including but not limited to photographs and video footage, supplied by RMST.

                  1.8 "Venue" shall mean a structure consisting of approximately 30,000 square feet to be installed in the area located at 164 Northern Avenue, Boston, Boston, Massachusetts

                  2. THEMES AND DURATION OF THE EXHIBITION, AND RMST'S
                     CONSULTATION RIGHTS.

                  2.1 The parties agree that the Exhibition will be presented in the Venue and will cover the design and construction of the ship, life on board, passengers and crew, the tragedy, the aftermath, the discovery of the wreck site, and the subsequent recovery and conservation of the Titanic artifacts.

                  2.2 The name of the Exhibition shall be "Titanic - The Exhibition" or such other name mutually agreed upon by the parties.

                  2.3 The Exhibition is to be presented RMST in association with EMI, and will be advertised and promoted in such manner as will reasonably give recognition to EMI's association with the Exhibition.

                  2.4 EMI and RMST acknowledge that work on the design and construction of the Exhibition will commence following the execution of this Agreement, and that the parties shall jointly be responsible for the design of the Exhibition, with EMI to have the responsibility of supervising the construction and installation of the Exhibition. In connection with these matters, EMI acknowledges that RMST has sought, and intends to continue to seek, to preserve and promote the memory of the Titanic with dignity and respect, and with due regard to Titanic's historical and maritime significance. EMI accordingly agrees that the Exhibition will be designed and constructed in a manner that is consistent with RMST's desire to preserve and promote the memory of the Titanic, as described above. In furtherance of the foregoing, the EMI agrees:

                           2.4.1    (a) The design and content of the
                                    Exhibition; (b) the content of all
                                    marketing, advertising and public relations materials; and (c) the content of a pre-recorded audio tour of the Exhibition, as provided elsewhere herein, shall all be subject to review and written approval



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                           in advance by RMST, which approval shall not be
                           unreasonably withheld.

                           2.4.2 Upon reasonable request from RMST, EMI will arrange for its key design and other specialist personnel to meet with representatives of RMST to review the progress of preparation of the Exhibition.

                           2.4.3 Upon reasonable request of RMST, EMI will provide reasonable access for RMST representatives to observe the construction of the Exhibition.

                  3. THE OBLIGATIONS OF EMI.

                  EMI agrees to pay all Project Expenses and to:

                  3.1 Make all arrangements, and obtain all rights, permits and licenses as may be required, for presentation of the Exhibition in the Venue, and in connection therewith, EMI represents and warrants that all improvements of the Venue will be completed sufficiently in advance of the opening of the Exhibition so as to permit the Exhibition to commence as scheduled;

                  3.2 Commission and supervise all design and construction work relating to the Exhibition, including, but not limited to:

                           3.2.1 All display cases, including alarm systems, environmental control systems, and any integrated lighting systems.

                           3.2.2 All theatrical displays or devices that may be utilized to enhance the Exhibition.

                           3.2.3 All didactic panels and Artifact labels.

                           3.2.4 All lighting systems and equipment for illumination of the galleries and ancillary exhibition areas.

                           3.2.5 All necessary galleries and ancillary areas, including furniture and equipment for an Artifact retention area, box office, security, coat check, cash control, orientation theater, queuing area, concessions, and all other areas or improvements that may be required to properly display the Artifacts and present them in a manner that will allow the public to safely view them.



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                  3.3 Develop and implement a comprehensive marketing,
advertising, promotion and public relations plan for the Exhibition in consultation with RMST.

                  3.4 Develop and implement a comprehensive admissions and sales program including ticket sales, toll-free telephone sales, media and sales blitzes, box office, group sales, and other means to maximize attendance at the Exhibition.

                  3.5 Be responsible for the care and storage of the Artifacts and Supporting Material, including conservation inspections so as to protect the Artifacts from the elements, extreme lighting, temperature, humidity, unauthorized photography, filming or videotaping, or handling by unauthorized personnel in a manner that could damage the Artifacts.

                  3.6 Provide full insurance coverage for the Artifacts of Ten Million ($10,000,000) Dollars in assessed valuation from the time the Artifacts are delivered by RMST to EMI until thirty (30) days after the conclusion of the Exhibition or the return of the Artifacts to RMST, whichever occurs first, and full insurance coverage for the Exhibitry in an amount equal to no less than the actual costs of the Exhibitry.

                  3.7 Be responsible for the installation and de-installation of the Exhibition, including the Artifacts.

                  3.8 Be responsible for all staffing and the daily operations of the Exhibition.

                  3.9 Be responsible for the safety and security of the Artifacts and Exhibitry from the time the Artifacts and Exhibitry are delivered by RMST to EMI and until returned to RMST.

                  3.10 Be responsible for all Artifact handling, security, insurance, export and the transportation thereof from FIM to the Venue.

                  3.11 Provide secure, pest-free storage for shipping crates.

                  3.12 Produce an audio-visual presentation of approximately 8 minutes duration for use solely in an orientation theater in the Exhibition, the content of which shall be subject to RMST's consent, which consent shall not be unreasonably withheld.

                  4. RMST'S OBLIGATIONS.

                  RMST agrees to:

                  4.1 Make the Artifacts available to EMI for the Exhibition Term, with the Artifacts to be packed and available for pick-up by EMI at FIM on or about June 10, 1998.





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                  4.2 Make available such Supporting Material as EMI shall
reasonably require following consultation with RMST.

                  4.3 Engage EMI, in consideration of the payment to EMI of the sum of Three Hundred Thousand Dollars ($300,000), payable in six (6) equal installments of $50,000 each commencing on December 1, 1998, to prepack, pack, handle, provide security for, transport, insure, and install the Exhibition (including the Artifacts) in the next venue for the Exhibition in the United States (the "Next Venue"), to consult with RMST as may be reasonably necessary in connection with needs and expectations for preparation of the site for the installation and operation of the Exhibition at the Next Venue, and to provide onsite training services at the Next Venue for a period of one week prior to the opening and ending one week after the opening of the Exhibition in consideration of the payment to EMI; provided, however, in the event that the actual out-of-pocket expenses incurred by EMI in connection with the prepacking, packing, handling, providing security for, transporting, insuring and installing the Exhibition exceed $200,000, the parties agree to re-negotiate in good faith the sum payable to EMI pursuant hereto.

                  5. DIVISION AND PAYMENT OF REVENUES.

                  5.1 Profits (as defined in Section 1.4 hereof) shall be divided between RMST and EMI as follows: two-thirds (2/3) thereof shall be paid to RMST and one-third (1/3) thereof shall be paid to EMI; provided, however, RMST's share of Profits shall be credited against the costs of the Exhibitry until such costs have been fully recouped by EMI, to the extent that EMI has paid the costs thereof. Accordingly, if the design and construction of the Exhibitry is $750,000, and EMI has paid the costs thereof, the first $750,000 of RMST's share of the Profits shall be credited to EMI's recoupment of such costs.

                  5.2. All Revenues shall be collected by EMI and be deposited into an interest-bearing bank account to be utilized for the receipt and disbursement of Revenues (the "Bank Account"). Revenues shall be disbursed for the following purposes and in the following priority: (a) to EMI, in recoupment of the Project Expenses; and (b) to the respective parties, in proportion to their respective rights to Profits as set forth in Section 5.1 hereof.

                  5.3 EMI shall maintain all books of accounts and all documents necessary to audit, review and verify Revenue and Project Expenses, and will agree to allow authorized representatives of RMST to have reasonable access to such books and records, and to make such copies thereof as such representatives shall reasonably require. Without limiting the foregoing, RMST shall be provided with access to the records of the Bank Account at such times and with such frequency as RMST may be reasonably request, including all information pertaining to deposits and withdrawals or disbursements into and from the Bank Account.

                  5.4 EMI shall furnish to RMST monthly accountings regarding Ticket Revenue, Sponsorship Revenues, Merchandise Revenue and Ancillary Revenues no later than fifteen (15) days after the close of the month covered by such accounting, and shall be

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accompanied by proof of transfer to RMST's segregated account of RMST's share of
Profits, if any. Profits shall be disbursed to the parties upon Revenues exceeding Project Expenses. In the event that an audit reflects a five (5%) percent or greater discrepancy from the accounting furnished by EMI to RMST, then EMI shall be responsible for payment of the costs of such audit.

                  5.5 RMST shall not bear any responsibility for any financial losses that may be incurred in connection with the presentation of the Exhibition. All rights, title and interest in and to ownership and possession of the Exhibitry shall vest in RMST as of August 31, 1998, subject to the utilization of the Exhibitry during the Exhibition Term pursuant to the terms hereof.

                  6.       MARKETING, ADVERTISING AND PUBLICITY.

                  6.1 RMST shall be fully consulted about and shall participate in the scheduling and details of all marketing, advertising and publicity activities relating to the Exhibition. RMST shall cooperate and not unreasonably withhold its consent to, or unreasonably refuse to participate in, promotional activities.

                  6.2 EMI shall make available to RMST any advertising or promotional material in advance of the utilization thereof by the EMI for the marketing or promoting the Exhibition. RMST shall make available to EMI any advertising or promotional material in advance of the utilization thereof by RMST for marketing or promoting the Exhibition.

                  6.3 No advertising, promotional or other marketing materials may be used by EMI without RMST's prior written consent, which consent shall not be unreasonably withheld.

                  7.       MERCHANDISING.

                  7.1 The parties agree to arrange for space of a minimum of 4,000 square feet within the Exhibition for the establishment and operation of a merchandise shop ("Merchandise Shop"), and further agree to use their best efforts to engage a third-party to build-out, operate, staff and acquire the inventory for the Merchandise Shop, in consideration for which the Exhibition will receive approximately thirty (30%) of gross sales of the Merchandise Shop, less sales tax, credit card charges, check verification fees and returns. To this end, RMST has engaged in discussions with individuals who are in the process of organizing Titanic Merchandise, Inc. under the laws of the State of California ("TMI") to establish and operate the Merchandise Shop in accordance with the foregoing, with the understanding that TMI shall furnish to RMST a weekly report of merchandise sales, on an itemized basis, and shall remit to EMI, for the account of the parties, the Venue Revenues on Friday of each week for the period covering the preceding Monday through Sunday during the Exhibition Term. EMI acknowledges that the terms of such contemplated transaction are acceptable.




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                  7.2 It is agreed that the Exhibition Catalogue will be a
customized version of the book "Titanic - Legacy of the World's Greatest Ocean Liner" by Susan Wels, with a new cover and approximately sixteen pages of material to be combined with the existing book contents so as to customize such book as an Exhibition catalogue.

                  8.       SPONSORSHIP.

                  EMI shall seek corporate sponsors for the Exhibition that are not in conflict with the image of promoting science and education, and RMST shall provide its assistance and support for such efforts. RMST shall have the right to approve all sponsors for the Exhibition, which approval shall not be unreasonably withheld. No sponsor shall be granted any rights, other than sponsorship rights with respect to the Exhibition, without the prior written consent of RMST. Nothing in this Agreement shall be construed as authorizing the right to grant sponsorship arrangements for any activity or undertaking of RMST other than the Exhibition. Any and all payments received from sponsors of the Exhibition, less commissions paid in connection therewith, shall be considered Sponsorship Revenue for purposes of this Agreement.

                  9.       AUDIO VISUAL RIGHTS.

                  9.1 Except for the sole purpose of the orientation theatre presentation to be made pursuant to Section 3.12 hereof and except for the sole purpose of promoting the Exhibition through the media (the "Promotional Work"), no television, video, film, music, photography or other audio visual rights, including but not limited to, telecommunication mediums such as the Internet, are granted by RMST to EMI. The parties further agree that the subject of the Promotional Work shall be limited to the Exhibition, and that subject to RMST's prior written consent, a reasonable portion of RMST's Supporting Material shall be made available for utilization in the Promotional Work. All rights and title to photographs of the Artifacts and RMST's Supporting Material shall be owned exclusively by RMST, and no rights or interests therein are hereby conferred upon EMI except as expressly set forth in this Agreement. RMST shall have the right to approve the content and form of the Promotional Work prior to the release thereof to the media, which consent shall not be unreasonably withheld. Any licensing fees that may be derived from the distribution of the Promotional Work shall be included in Ancillary Revenues under this Agreement.

                  9.2 Any Internet site established by EMI to promote or advertise the Exhibition shall state that the Exhibition is presented by RMST in association with EMI and shall include, on the initial screen thereof, a hypertext link to RMST's internet site at the first reference to RMST. Any Internet site used by RMST shall include a reference, on the initial screen thereof, that the Exhibition is being presented at the Venue and shall include a hypertext link to the Internet site used by EMI to promote or advertise the Exhibition.

                  9.3 Except as set forth in Section 9.1 hereof, EMI will prohibit photography, videotaping, filming or other recording of the Exhibition and will take reasonable measures to inform visitors to the Exhibition of this prohibition. EMI shall eject any visitor to the Exhibition

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who refuses to comply with such prohibition, and shall use its best efforts to confiscate and photographic film or other recording of the Exhibition obtained by such visitor.

                  10.      TICKET SALES.

                  10.1 All ticket prices for the Exhibition shall be as follows, unless the parties mutually agree otherwise: Adults - $13.95; Seniors (60+) - $12.95; Youth (5-11 yrs.) - $6.95; School and camp groups (20 or more) - $5.50; and $11.95 adult groups of 20 or more.

                  10.2 Tickets shall be made available for sale in advance on a time-reserved basis, with a service charge of $1.75 (the "Service Charge") to be added to each ticket purchased in advance.

                  10.3 RMST shall be entitled to a copy of all of the data collected by EMI in connection with the sale of tickets hereunder, and EMI shall provide RMST with a weekly report of the number of tickets sold within each of the categories enumerated in Section 9.1, and such other ticket price categories that may hereafter be established.

                  11.      INDEMNITIES.

                  11.1 RMST agrees to indemnify, defend and hold harmless EMI, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that EMI may incur or be liable for as a result of any claim, suit or proceeding made or brought against EMI based upon, arising out of, or in connection with RMST's breach of any of its duties or obligations hereunder.

                  11.2 EMI agrees to indemnify, defend and hold harmless RMST, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that RMST may incur or be liable for as a result of any claim, suit or proceeding made or brought against EMI based upon, arising out of, or in connection with EMI's breach of any of its duties or obligations hereunder.

                  11.3 Each party shall give the other party prompt notice of any claim or suit coming within the purview of these indemnities. Upon the written request of any indemnitee, the indemnitor shall assume the defense of any claim, demand or action against such indemnitee, and shall upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor's prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.




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                  12.      TRADEMARK RIGHTS.

                  Neither party, by virtue of this Agreement, shall obtain or claim any right, title or interest in or to the other's name, trademark or logo, except the right to use as specified herein and hereby acknowledges and agrees that all such use shall inure to the benefit of the respective owner.

                  13.      OBLIGATIONS UPON TERMINATION.

                  13.1 Within thirty (30) days of termination of the Exhibition Term, RMST at the request of EMI shall forthwith return to EMI or otherwise dispose of as EMI may direct all pamphlets, literature, photographs, catalogues, advertising material, specifications, cost estimates and other materials, documents and papers whatsoever belonging to EMI and sent to RMST relating to the Exhibition (other than correspondence between the EMI and RMST) which RMST may have in its possession or under its control, except that RMST shall have the right to retain one (1) copy of each of the foregoing for archival purposes.

                  13.2 Within thirty (30) days of termination of the Exhibition Term, EMI at the request of RMST shall forthwith return to RMST or otherwise dispose of as RMST may direct all pamphlets, literature, contractual documentation, photographs, catalogues, advertising material, specifications, cost estimates and other materials, documents and papers whatsoever belonging to RMST and sent to RMST relating to the Exhibition (other than correspondence between the EMI and RMST) which EMI may have in its possession or under its control, except that RMST shall have the right to retain one (1) copy of each of the foregoing for archival purposes.

                  13.3 If either party brings an action against the other to enforce any condition or covenant of this Agreement or for breach of its obligations under this Agreement, the prevailing party shall be entitled to recover from the other party its court costs and reasonable attorney's fees incurred in such action.

                  14.      MISCELLANEOUS.

                  14.1 Other Documents. Each of the parties hereto shall execute and deliver such other and further documents and instruments, and take such other and further actions, as may be reasonably requested of them for the implementation and consummation of this Agreement and the transactions herein contemplated.

                  14.2 Parties in Interest. This agreement shall be binding upon and inure to the benefit of the parties hereto, and the successors and assigns of all of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

                  14.3 Governing Law. This agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York,

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USA, without recourse to its conflict of laws principles. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the United States of America for the District where the defendant maintains its principal place of business, and by execution and delivery of this Agreement, EMI and RMST hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. EMI and RMST hereby irrevocably waive, in connection with any such action or proceeding, (i) trial by jury, (ii) any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

                  14.4 Notices. All notices required to be given under the terms of this Agreement shall be in writing (including telegraphic, telex, and facsimile transmissions, provided that a copy thereof is also sent by certified or registered air mail on the same day as such telegraphic, telex or facsimile transmission) and shall be deemed to have been duly given if delivered to the addressee in person (and receipted on a copy of such notice), or transmitted, or mailed by certified or registered air mail, return receipt requested, as follows:

                  If to RMST, addressed to:

                  RMS Titanic, Inc.
                  17 Battery Place
                  Suite 203
                  New York, New York
                  Attention:  George Tulloch, President
                  Fax No.: (212) 482-1912

                  If to EMI, addressed to:

                  Resource and Event Management International
                  164 Northern Avenue
                  Boston, MA 02210
                  Attention:  Michael Bloy
                  Fax No.: (617) 385-5090

All such notices shall be effective upon the delivery thereof to the addressee in person or via telegraph, telex or facsimile, or if mailed, five (5) business days after the deposit thereof in the mails. Any party may change their respective addresses and fax numbers by giving notice as herein provided.

                  14.5 Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducement, promises, or agreements, oral or otherwise, have been made by any party, which are not embodied herein or in an exhibit hereto, and that no other agreement,

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statement or promise may be relied upon or shall be valid or binding. Neither this agreement nor any term hereof may be changed, waived, discharged or terminated orally. This agreement may be amended or supplemented or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by all parties hereto.

                  14.6 Assignability. This agreement shall not be assignable by either party hereto without the written consent of the other party hereto.

                  14.7 Severability. If any provision of the Agreement shall be held invalid or unenforceable, the remainder of this Agreement which can be given effect without such invalid or unenforceable provision shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                  14.8 No Waiver. The waiver by any party hereto of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  14.9 Force Majeure. If due to acts of God, insurrection, fire, elements, national emergency, or any other similar cause outside of the reasonable control of either party to this Agreement ("Force Majeure") the Exhibition is canceled, delayed or the performance of either party under the terms of this Agreement is made impossible, the parties agree that such cancellation, postponement or failure to perform shall not be considered a breach of this agreement. In such event, however, the parties agree to use their best efforts to reschedule the Exhibition.

                  14.11 Publicity. Each of the parties agree that no press announcement or press release in connection with this Agreement shall be made unless the other party hereto shall have given its written consent to such announcement (including the form thereof), which consent shall not be unreasonably withheld.

                  14.12 Confidentiality. RMST and EMI agree, as may be permitted by law, not to divulge or permit or cause their officers, directors, stockholders, employees or agents to divulge the substance of this Agreement except to their representatives and attorneys or as may otherwise be required by law in the opinion of counsel for the party required to make such disclosure. Additionally, during and after the Term of this Agreement, neither RMST nor the EMI shall disclose to anyone for any reason, without the prior written consent of the other, any marketing plans, strategies, results or other confidential information divulged to or learned by either party about the other from any source whatsoever, unless and until such information has generally become available to the public from sources other than the other party.

                  14.13 Independent Parties. Nothing in this Agreement is intended to create, nor shall anything herein be construed or interpreted as creating, an agency, a partnership, a joint venture or any other relationship between RMST and EMI except as expressly set forth herein,

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and both parties understand that, except as expressly agreed to herein, each shall be responsible for its own separate debts, obligations and other liabilities.

                  14.14 Remedies. Remedies provided to the parties by this Agreement are not exhaustive or exclusive, but are cumulative of each other and in addition to any other remedies the parties may have in law or equity.

                  14.15 Survival of Representations. The representations, warranties, indemnification, and confidentiality provisions set forth in this Agreement shall be continuing and shall survive the expiration of the Exhibition Term.

                  14.16 Headings. The captions and headings used herein are for convenience only and shall not be construed as a part of this agreement.

                  14.17 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same document.

                  IN WITNESS WHEREOF, the parties have executed this Agreement and affixed their hands and seal the day and year first above written.

RMS TITANIC, INC.                   RESOURCE PLUS AND EVENT MANAGEMENT
                                    INTERNATIONAL




By:  /s/George Tulloch                           By:  /s/ Joe Kelly
     George Tulloch, President                            Joe Kelly, CFO

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